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                                                                     EXHIBIT 5.1





July 13, 1994


K N Energy, Inc.
370 Van Gordon Street
Lakewood, Colorado  80228-8304

Ladies and Gentlemen:

        I am Vice President, General Counsel and Secretary of K N Energy, Inc., a Kansas corporation (the "Company"), and I have advised the Company in connection with the registration, pursuant to a Registration Statement on Form S-8 being filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of the issuance by the Company from time to time of up to 517,000 shares of the Company's Common Stock, par value $5.00 per share (the "Shares"). The Shares are issuable upon exercise of outstanding stock options (the "Options") to purchase shares of common stock of American Oil and Gas Corporation that were assumed by the Company in connection with the merger (the "Merger") of KNE Acquisition Corporation into American Oil and Gas Corporation. Such merger was consummated on the date hereof.

        In this connection, I have examined the corporate records of the Company, including its Restated Articles of Incorporation, its By-laws and minutes of meetings of its directors. I have also examined the Registration Statement, together with the exhibits thereto and such other documents as I have deemed necessary for the purpose of expressing the opinion contained herein.

        Based upon the foregoing, I am of the opinion that the Shares will be, when issued in accordance with the terms of the Options, validly issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

                                  Very truly yours,


                                  /s/ William S. Garner, Jr.

                                  WILLIAM S. GARNER, JR.
                                  Vice President, General Counsel and Secretary